Exhibit 1.1

Execution Copy

AMENDED AND RESTATED CONTRIBUTION AGREEMENT

BY AND AMONG

TRIANGLE CALIBER HOLDINGS, LLC

CALIBER MIDSTREAM GP LLC

CALIBER MIDSTREAM PARTNERS, L.P.

and

FREIF CALIBER HOLDINGS LLC

September 12, 2013

i

7.5	Indemnification Procedures	15
7.6	No Reliance	16

Article VIII.CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		17
8.1	Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process	17
8.2	Waiver of Jury Trial	17

Article IX.MISCELLANEOUS PROVISIONS		18
9.1	Amendment and Modification	18
9.2	Waiver of Compliance; Consents	18
9.3	Notices	18
9.4	Assignment	19
9.5	Governing Law	20
9.6	Facsimiles; Electronic Transmission, Counterparts	20
9.7	Entire Agreement	20
9.8	Severability	20
9.9	Third Party Beneficiaries	21
9.10	Confidentiality	21
9.11	Time of Essence	21

ii

Exhibit A	—	Definitions; Interpretations
Exhibit B	—	Conveyed Assets
Exhibit C	—	Partnership Agreement
Exhibit D	—	GP LLC Agreement
Exhibit E	—	Amended and Restated Midstream Services Agreement
Exhibit F	—	Amended and Restated Midstream Services Agreement (Crude Oil)
Exhibit G	—	Gathering Services Agreement
Exhibit H	—	Revenue Commitment Agreement
Exhibit I	—	Triangle Holdings 2013 Warrant Agreement
Exhibit J	—	FREIF 2013 Warrant Agreement

iii

AMENDED AND RESTATED CONTRIBUTION AGREEMENT

This AMENDED AND RESTATED CONTRIBUTION AGREEMENT (this “Agreement”), dated as of September 12, 2013, is made and entered into by and among Triangle Caliber Holdings, LLC, a Delaware limited liability company (“Triangle Holdings”), Caliber Midstream Partners, L.P., a Delaware limited partnership (“Caliber Partners”), Caliber Midstream GP LLC, a Delaware limited liability company (“Caliber GP”) and FREIF Caliber Holdings LLC, a Delaware limited liability company (“FREIF”).  Each of the foregoing is referred to herein as a “Party” and collectively as the “Parties.”

R E C I T A L S:

WHEREAS, the Parties previously entered into that certain Contribution Agreement (the “Original Contribution Agreement”) dated as of the Initial Closing Date;

WHEREAS, (i) FREIF and Triangle Holdings previously formed and own 100% of the equity interests in Caliber GP, (ii) Triangle Petroleum Corporation, a Delaware corporation and the parent of Triangle Holdings (“Triangle Petroleum”), previously formed Caliber Midstream, LLC, a Delaware limited liability company (“Caliber Midstream”), of which 100% of the equity interests was owned by Triangle Holdings prior to the Initial Closing Date, (iii) Caliber GP, as the general partner, and FREIF and Triangle Holdings, as the organizational limited partners (the “Organizational Limited Partners”), previously formed Caliber Partners, (iv) Caliber Partners previously formed and owns 100% of the equity interests in Caliber North Dakota LLC, a Delaware limited liability company (“Caliber Sub”), and (v) Caliber Partners previously formed and owns 100% of the equity interests in Caliber Measurement Services LLC, a Delaware limited liability company (“Caliber Measurement” and with Caliber GP, Caliber Partners, and Caliber Sub, the “Caliber Entities”);

WHEREAS, immediately prior to the Initial Closing, Triangle Petroleum contributed 100% of its membership interest in Caliber Midstream to Triangle Holdings;

WHEREAS, immediately prior to the Initial Closing, Caliber GP was the sole general partner of Caliber Partners and held a non-economic general partner interest in Caliber Partners and FREIF and Triangle Holdings were all of the limited partners of Caliber Partners and owned all of the organizational limited partner interests in Caliber Partners (the “Organizational Interests”);

WHEREAS, at the Initial Closing, Triangle Holdings contributed $500 to Caliber GP in exchange for 500 LLC Units (as defined herein), and FREIF contributed $500 to Caliber GP in exchange for 500 LLC Units;

WHEREAS, at the Initial Closing, (i) Triangle Holdings (A) contributed to Caliber Partners the excess of $12.0 million over the Pre-Closing Cash Contribution Amount (as defined herein) and (B) caused Caliber Midstream to convey to Caliber Sub the Conveyed Assets (as defined below), in exchange for 3,000,000 Class A Units (as defined herein) and 4,000,000 Class A Trigger Units (as defined herein), (ii) FREIF contributed to Caliber Partners $28.0 million in exchange for 7,000,000 Class A Units and (iii) Triangle Holdings and FREIF agreed to contribute to the capital of Caliber Partners an aggregate of $18.0 million and $42.0 million, respectively, in additional contributions;

WHEREAS, at the Initial Closing, effective with the issuance of LLC Units to FREIF and Triangle Holdings as members of Caliber GP, the 100% equity interests owned by FREIF and Triangle Holdings prior to the Initial Closing were redeemed by Caliber GP and their $1,000 capital contribution refunded;

WHEREAS, at the Initial Closing, (i) effective with the issuance of Class A Units to FREIF and the issuance of Class A Units and Class A Trigger Units to Triangle Holdings as limited partners of Caliber Partners, the Organizational Interests of the Organizational Limited Partners were redeemed by Caliber Partners and their $1,000 capital contribution refunded and (ii) Caliber GP retained its non-economic general partner interest in Caliber Partners;

WHEREAS, subsequent to the Initial Closing Date, (i) Triangle Holdings contributed to the capital of Caliber Partners an aggregate of $9.0 million and (ii) FREIF contributed to the capital of Caliber Partners an aggregate of $21.0 million, in each case as contemplated by Section 2.2 of the Original Contribution Agreement and in accordance with and subject to the provisions of Section 5.3(e) of the Partnership Agreement (as defined below);

WHEREAS, Triangle Holdings hereby agrees to contribute to the capital of Caliber Partners the remaining $9.0 million of Triangle Holdings’ original $18.0 million commitment amount (the “Remaining Triangle Holdings Commitment Amount”) and FREIF hereby agrees to contribute (x) the remaining $21.0 million of FREIF’s original $42.0 million commitment amount plus (y) an additional commitment of $80.0 million (the “Additional FREIF Commitment Amount”) (together with the $21.0 million, the “FREIF Commitment Amount”), such additional contributions to be made from time to time after Closing as contemplated by Section 2.1 and in accordance with and subject to the provisions of Section 5.3(f) of the Partnership Agreement;

WHEREAS, (i) in consideration for its commitment of the Additional FREIF Commitment Amount, Caliber shall issue 8,000,000 Class A Units to FREIF, as provided in Section 2.2(a) hereof, and (ii) the General Partner shall cause all of Triangle Holdings’ 4,000,000 Class A Trigger Units to convert into Class A Units, as provided in Section 2.2(b) hereof, pursuant to Section 5.11 of the Partnership Agreement;

WHEREAS, (i) Triangle Holdings will receive warrants to purchase an additional 5,000,000 Class A Units upon the terms and subject to the conditions described in the Triangle Holdings 2013 Warrant Agreement (as defined herein) and (ii) FREIF will receive warrants to purchase an additional 5,000,000 Class A Units upon the terms and subject to the conditions described in the FREIF 2013 Warrant Agreement (as defined herein);

WHEREAS, the Parties desire to amend and restate the Original Contribution Agreement in its entirety as set forth herein in order to reflect the items described in the foregoing recitals;

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS AND INTERPRETATIONS

1.1                               Definitions.  Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in Section 1.1 of Exhibit A.

1.2                               Interpretations.  Unless expressly provided to the contrary in this Agreement, this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.2 of Exhibit A.

ARTICLE II.
CONTRIBUTIONS

2.1                               Contributions to Caliber Partners.  The Parties acknowledge that, from time to time after Closing, Triangle Holdings and FREIF shall be obligated to contribute the Remaining Triangle Holdings Commitment Amount and the FREIF Commitment Amount, respectively, to Caliber Partners in accordance with and subject to the provisions of Section 5.3(f) of the Partnership Agreement. Such additional capital contributions shall be made as of the contribution dates and in the amounts determined by Senior Management in accordance with Section 5.3(f) of the Partnership Agreement; provided that (i) until Triangle Holdings has contributed the Remaining Triangle Holdings Commitment Amount and FREIF has contributed the FREIF Commitment Amount, the $9.0 million of Triangle Holdings’ commitment amount and remaining $21.0 million of FREIF’s commitment amount shall be funded 30% by Triangle Holdings and 70% by FREIF, and (ii) after the commitment amounts in (i) have been made, FRIEF shall fund 100% of the additional commitment of $80.0 million. The Parties further acknowledge that if either of Triangle Holdings or FREIF does not make any Remaining Triangle Holdings Commitment Amount and the FREIF Commitment Amount, as applicable, as provided in the Partnership Agreement, such Party will forfeit such portion of its interests in the General Partner and the Partnership, as set forth in Section 3.8 of the GP LLC Agreement and Section 5.3(f) of the Partnership Agreement, respectively.

2.2                               Issuance by Caliber Partners.

(a)                                 In consideration for FREIF’s agreement to contribute to Caliber Partners the Additional FREIF Commitment Amount, Caliber Partners shall issue to FREIF 8,000,000 Class A Units upon the earlier to occur of (i) the In-Service Date (as defined in the Amended and Restated Midstream Services Agreement (Crude Oil)), or (ii) June 30, 2014.

(b)                                 The General Partner shall cause all of Triangle Holdings’ 4,000,000 Class A Trigger Units to convert into Class A Units pursuant to Section 5.11 of the Partnership Agreement upon the earlier to occur of (i) the In-Service Date (as defined in Amended and Restated Midstream Services Agreement (Crude Oil)), or (ii) June 30, 2014.

(c)                                  The General Partner shall cause all of the 800,000 Class B Trigger Units authorized to be issuable at the direction of the Board of Directors to convert into Class B Units also issuable at the direction of the Board of Directors pursuant to Section 5.11 of the Partnership Agreement upon the earlier to occur of (i) the In-Service Date (as defined in the Amended and Restated Midstream Services Agreement (Crude Oil)), or (ii) June 30, 2014.

ARTICLE III.
CLOSING; CLOSING DELIVERIES

3.1                               Time and Place of Closing.  Subject to the terms and conditions hereof, the closing of the transactions referred to in Section 2.1 (the “Closing”) shall take place at the offices of Vinson & Elkins LLP, 1001 Fannin St., Houston, Texas 77002, commencing at 9:00 a.m., local time, on the date hereof (the “Closing Date”).

3.2                               Deliveries by Triangle Holdings at Closing.  At the Closing, Triangle Holdings shall deliver or cause to be delivered to FREIF:

(a)                                 a counterpart of the Second Amended and Restated Agreement of Limited Partnership of Caliber Partners, in the form of Exhibit C hereto (the “Partnership Agreement”), which shall have been duly executed by Triangle Holdings;

(b)                                 a counterpart of the Second Amended and Restated Limited Liability Company Agreement of Caliber GP, in the form of Exhibit D hereto (the “GP LLC Agreement”), which shall have been duly executed by Triangle Holdings;

(c)                                  a counterpart of the Amended and Restated Midstream Services Agreement, in the form of Exhibit E hereto (the “Amended and Restated Midstream Services Agreement”), which shall have been duly executed by Triangle USA Petroleum Corporation, a Colorado corporation and an Affiliate of Triangle Holdings (“Triangle USA”);

(d)                                 a counterpart of the Amended and Restated Midstream Services Agreement (Crude Oil), in the form of Exhibit F hereto (the “Amended and Restated Midstream Services Agreement (Crude Oil)”), which shall have been duly executed by Triangle USA;

(e)                                  a counterpart of the Gathering Services Agreement, in the form of Exhibit G hereto (the “Gathering Services Agreement”), which shall have been duly executed by Triangle USA;

(f)                                   a counterpart of the Revenue Commitment Agreement, in the form of Exhibit H hereto (the “Revenue Commitment Agreement”), which shall have been duly executed by Triangle USA;

(g)                                  a counterpart of the Warrant Agreement for Triangle Holdings, in the form of Exhibit I hereto (the “Triangle Holdings 2013 Warrant Agreement”), which shall have been duly executed by Triangle Holdings; and

(h)                                 a certificate duly executed by an authorized officer of Triangle Holdings, dated as of the Closing Date, setting forth the resolutions of the sole member of Triangle Holdings authorizing the execution and delivery of this Agreement and of the other Transaction Documents to which Triangle Holdings is a party and certifying that such resolutions were duly adopted and have not been rescinded or amended.

3.3                               Deliveries by FREIF at Closing.  At the Closing, FREIF shall deliver or cause to be delivered to Triangle Holdings:

(a)                                 a counterpart of the Partnership Agreement, which shall have been duly executed by FREIF;

(b)                                 a counterpart of the GP LLC Agreement, which shall have been duly executed by FREIF;

(c)                                  a counterpart of the Warrant Agreement for FREIF, in the form of Exhibit J hereto (the “FREIF 2013 Warrant Agreement”), which shall have been duly executed by FREIF; and

(d)                                 a certificate duly executed by an authorized officer of FREIF, dated as of the Closing Date, setting forth the resolutions of the sole member of FREIF authorizing the execution and delivery of this Agreement and of the other Transaction Documents to which FREIF is a party and certifying that such resolutions were duly adopted and have not been rescinded or amended.

3.4                               Deliveries by the Caliber Entities.  At the Closing, the Caliber Entities shall deliver or cause to be delivered to Triangle Holdings and FREIF:

(a)                                 a counterpart of the Partnership Agreement, which shall have been duly executed by Caliber GP;

(b)                                 a counterpart of the Amended and Restated Midstream Services Agreement, which shall have been duly executed by Caliber North Dakota LLC;

(c)                                  a counterpart of the Amended and Restated Midstream Services Agreement (Crude Oil), which shall have been duly executed by Caliber North Dakota LLC;

(d)                                 a counterpart of the Gathering Services Agreement, which shall have been duly executed by Caliber North Dakota LLC;

(e)                                  a counterpart of the Revenue Commitment Agreement, which shall have been duly executed by Caliber North Dakota LLC;

(f)                                   a counterpart of the Triangle Holdings 2013 Warrant Agreement, which shall have been duly executed by Caliber GP and Caliber Partners;

(g)                                  a counterpart of the FREIF 2013 Warrant Agreement, which shall have been duly executed by Caliber GP and Caliber Partners; and

(h)                                 a certificate duly executed by an authorized officer of Caliber GP, dated as of the Closing Date, (i) setting forth the resolutions of all of the members of Caliber GP authorizing (A) the execution and delivery of this Agreement and of the other Transaction Documents to which Caliber GP or Caliber Partners is a party and (B) the issuance by Caliber Partners of 8,000,000 Class A Units to FREIF pursuant to Section 2.2(a), the causation all of Triangle Holdings’ 4,000,000 Class A Trigger Units to convert into Class A Units pursuant to Section 2.2(b), and the causation of all of the 800,000 Class B Trigger Units authorized to be issuable at the direction of the Board of Directors to convert into Class B Units also issuable at the direction of the Board of Directors pursuant to Section 2.2(c) and (ii) certifying that such resolutions were duly adopted and have not been rescinded or amended.

3.5                               Transactions; Transaction Documents.  The transactions described in Section 2.1 and the execution, delivery and performance of each of the Transaction Documents, are referred to herein as the “Transactions.”  The “Transaction Documents” shall mean this Agreement, the Partnership Agreement, the GP LLC Agreement, the Amended and Restated Midstream Services Agreement, the Amended and Restated Midstream Services Agreement (Crude Oil), the Gathering Services Agreement, the Triangle Holdings 2013 Warrant Agreement and the FREIF 2013 Warrant Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE CALIBER ENTITIES

Each of the Caliber Entities hereby jointly and severally makes the following representations and warranties to FREIF and to Triangle Holdings:

4.1                               Organization; Qualification.

(a)                                 Each of Caliber GP and Caliber Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease, license, use and operate its properties and assets and to carry on its business, and is duly qualified, registered or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the property or other assets owned, leased, licensed, used or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing as a foreign limited liability company would not, individually or in the aggregate, be material to the Caliber Entities (taken as a whole), the Proposed Business or the performance by the Caliber Entities of their obligations under the Transaction Documents.

(b)                                 Caliber Partners is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership power and authority to own, lease, license, use and operate its properties and assets and to carry on its business, and is duly qualified, registered or licensed to do business as a foreign limited partnership and is in good standing in each jurisdiction in which the property or other assets owned, leased, licensed, used or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing as a foreign limited partnership would not, individually or in the aggregate, be material to the Caliber Entities (taken as a whole), the Proposed Business or the performance by the Caliber Entities of their obligations under the Transaction Documents.

4.2                               Authority; Enforceability.

(a)                                 Each of the Caliber Entities has the requisite limited partnership or limited liability company, as applicable, power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the Transactions to which it is a party.  The execution and delivery by each of the Caliber Entities of the Transaction Documents to which it is a party, and the consummation by each such Caliber Entity of the Transactions to which it is a party, have been duly and validly authorized by each such Caliber Entity, and no other limited partnership or limited liability company, as applicable, proceedings on the part of such Caliber Entities are necessary to authorize the Transaction Documents or to consummate the Transactions.

(b)                                 Each of the Transaction Documents to which each of the Caliber Entities is a party has been duly executed and delivered by such Caliber Entity, as applicable, and, assuming the due authorization, execution and delivery by the other parties thereto (other than the Caliber Entities, as applicable), each Transaction Document to which each Caliber Entity is a party constitutes the valid and binding agreement of such Caliber Entity, as applicable, and is enforceable against such Caliber Entity in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3                               No Violation; Consents and Approvals.

(a)                                 The execution, delivery and performance of the Transaction Documents by the Caliber Entities that are party thereto and the consummation by the Caliber Entities of the Transactions do not and will not: (i) result in any breach of any provision of the Charter Documents of any of the Caliber Entities; (ii) constitute a default (or an event that with notice or lapse of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without notice, lapse of time or both), or give rise to the loss of a benefit under, or trigger any transfer or “change of control” related right under, any of the terms, conditions or provisions of any Contract to which any Caliber Entity is a party or by which any of their respective assets or properties are bound or affected, except for such defaults, terminations, amendments, acceleration or cancellation rights or violations, losses of benefits or transfer or “change of control” related rights that would not, individually or in the aggregate, be material to the Caliber Entities, the Proposed Business or the performance by the Caliber Entities of their obligations under the Transaction Documents; (iii) result in a violation of any Law, statute, rule, regulation, Order, judgment, injunction, decree or other restriction of any Governmental Authority to which any of the Caliber Entities is subject (including federal and state securities Laws and regulations) or by which any of their properties or assets are bound or affected; or (iv) result in the creation or imposition of any Lien, charge or encumbrance upon any property or assets of any of the Caliber Entities, except for Permitted Liens.

(b)                                 No declaration, filing or registration with, or notice to, or authorization, consent, Order, license, qualification, permit, exemption or approval of, any Governmental Authority is necessary for the consummation of the Transactions, other than such declarations, filings, registrations, notices, authorizations, consents, Orders, licenses, qualifications, permits, exemptions or approvals obtained or made prior to the date hereof.

4.4                               Capitalization of Caliber GP.

(a)                                 Prior to the Closing, (i) Triangle Holdings owns, of record and beneficially, 500 LLC Units and (ii) FREIF owns, of record and beneficially, 500 LLC Units, in each case, free and clear of all Liens (other than restrictions arising under applicable securities Laws or the GP LLC Agreement), and no other Equity Interests of Caliber GP are issued and outstanding.

(b)                                 All of the LLC Units have been duly authorized and validly issued and are fully paid (to the extent required under the GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act).

4.5                               Capitalization of Caliber Partners.

(a)                                 After giving effect to the Transactions, immediately following the Closing, (i) Caliber GP will own, of record and beneficially, a non-economic general partner interest in Caliber Partners, (ii) Triangle Holdings (A) will own, of record and beneficially, 3,000,000 Class A Units and 4,000,000 Class A Trigger Units and will also be a party to the Triangle Holdings 2012 Warrant Agreement and the Triangle Holdings 2013 Warrant Agreement and (B) will be entitled to require the General Partner to cause the conversion of 4,000,000 Class A Trigger Units into 4,000,000 Class A Units, as provided in Section 2.2(b), (iii) FREIF (A) will own, of record and beneficially, 7,000,000 Class A Units and will also be a party to the FREIF 2013 Warrant Agreement and (B) will be entitled to receive 8,000,000 Class A Units, as provided in Section 2.2(a), in each case, free and clear of all Liens (other than restrictions arising under applicable securities Laws, the Partnership Agreement or the GP LLC Agreement), and no other Equity Interests of Caliber Partners will be issued and outstanding or subject to issuance (except as and to the extent expressly contemplated by any Transaction Document).

(b)                                 The non-economic general partner interest in Caliber Partners has been duly authorized and validly issued.

(c)                                  The Class A Units that will be issued to Triangle Holdings upon conversion of Trigger Units, as contemplated by Section 2.2(b), and the Class A Units that will be issued to FREIF, as contemplated by Section 2.2(a), in each case, have been duly authorized and, when issued in accordance with Section 2.2, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware LP Act).

4.6                               Capitalization of Caliber Sub.

(a)                                 Caliber Partners owns, of record and beneficially, a 100% limited liability company membership interest in Caliber Sub, free and clear of any and all Liens (other than as specified in the limited liability company agreement of Caliber Sub and restrictions on transfer under applicable securities laws), and no other Equity Interests in Caliber Sub are issued and outstanding or subject to issuance (except as and to the extent expressly contemplated by any Transaction Document).

(b)                                 All of the issued and outstanding Equity Interests in Caliber Sub have been duly authorized and validly issued and are fully paid (to the extent required under the limited liability company agreement of Caliber Sub) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act).

4.7                               Capitalization of Caliber Measurement.

(a)                                 Caliber Partners owns, of record and beneficially, a 100% limited liability company membership interest in Caliber Measurement, free and clear of any and all Liens (other than as specified in the limited liability company agreement of Caliber Measurement and restrictions on transfer under applicable securities laws), and no other Equity Interests in Caliber Measurement are issued and outstanding or subject to issuance (except as and to the extent expressly contemplated by any Transaction Document).

(b)                                 All of the issued and outstanding Equity Interests in Caliber Measurement have been duly authorized and validly issued and are fully paid (to the extent required under the limited liability company agreement of Caliber Measurement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act).

4.8                               No Preemptive Rights or Voting Agreements.

(a)                                 Except as set forth in the Transaction Documents, there are no (i) preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, conversion rights, exchange rights, or commitments or other rights of any kind or character relating to or entitling any Person to purchase or otherwise acquire any Equity Interests of any of the Caliber Entities or requiring any of the Caliber Entities to issue, transfer, convey, assign or sell any such Equity Interests; (ii) shareholders’ agreements, unitholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the purchase, sale, transfer or voting of the outstanding Equity Interests of any Caliber Entity or (iii) Contracts under which any Caliber Entity is obligated to repurchase, redeem, retire or otherwise acquire any Equity Interest of any of the Caliber Entities.  Except as set forth in the Transaction Documents, no Equity Interests of any of the Caliber Entities are reserved for issuance.

(b)                                 None of the Caliber Entities has outstanding any bonds, debentures, notes or other Contracts or obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equity holders in any of the Caliber Entities, on any matter, nor are there existing any Contracts or commitments to issue the same.

(c)                                  None of the Equity Interests in any of the Caliber Entities has been offered, issued, sold or transferred in violation of any applicable Law or pre-emptive or similar rights.  Except as set forth in the Transaction Documents, none of the Caliber Entities is under any obligation, contingent or otherwise, by reason of any Contract to register the offer and sale or resale of any of its securities under the Securities Act.

4.9                               Brokers’ Fee.  No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker, finder or similar fee or other commission from any of the Caliber Entities or any of their Affiliates in connection with this Agreement or the transactions contemplated hereby.

4.10                        No Other Subsidiaries.  Except for the Caliber GP’s record and beneficial ownership of a non-economic general partner interest in Caliber Partners, Caliber Partners’ record and beneficial ownership of all of the Equity Interests in Caliber Sub, and Caliber Partners’ record and beneficial ownership of all of the Equity Interests in Caliber Measurement, none of the Caliber Entities owns or holds any Equity Interests in any Person.

4.11                        Conveyed Assets.  Caliber Sub has received from Triangle USA all of the Conveyed Assets (as defined in the Services Agreement) and each of the Caliber Entities has performed all other obligations required of it under Section 2.1 of the Services Agreement.  Caliber Sub has good and marketable title of all of the Conveyed Assets and owns such assets free and clear of all liens and other encumbrances.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF FREIF AND OF TRIANGLE HOLDINGS

FREIF, only with respect to itself, hereby makes the following representations and warranties to the Caliber Entities and to Triangle Holdings, and Triangle Holdings, only with respect to itself, hereby makes the following representations and warranties to the Caliber Entities and to FREIF:

5.1                               Organization; Qualification.  Each of FREIF and Triangle Holdings is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease, license, use and operate its properties and assets and to carry on its business, and is duly qualified, registered or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the property or other assets owned, leased, licensed, used or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing as a foreign limited liability company would not, individually or in the aggregate, be material to the performance by FREIF or Triangle Holdings of its obligations under the Transaction Documents to which it is a party.

5.2                               Authority; Enforceability.

(a)                                 Each of FREIF and Triangle Holdings has the requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the Transactions to which it is a party.  The execution and delivery by FREIF and Triangle Holdings of the Transaction Documents to which it is a party, and the consummation by FREIF and Triangle Holdings of the Transactions to which it is party, have been duly and validly authorized by FREIF and by Triangle Holdings, and no other limited liability company proceedings on the part of FREIF or Triangle Holdings are necessary to authorize the Transaction Documents to which it is a party or to consummate the Transactions to which it is a party.

(b)                                 Each of the Transaction Documents to which each of FREIF and Triangle Holdings is a party has been duly executed and delivered by FREIF and by Triangle Holdings and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the valid and binding agreement of FREIF and Triangle Holdings and is enforceable against FREIF and Triangle Holdings in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3                               No Violation; Consents and Approvals.

(a)                                 The execution, delivery and performance by each of FREIF and Triangle Holdings of each Transaction Document to which it is a party and the consummation by FREIF and Triangle Holdings of the Transactions to which it is a party do not and will not: (i) result in any breach of any provision of the Charter Documents of FREIF or Triangle Holdings; (ii) constitute a default (or an event that with notice or lapse of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without notice, lapse of time or both), or give rise to the loss of a benefit under, or trigger any transfer or “change of control” related right under, any of the terms, conditions or provisions of any material Contract to which FREIF or Triangle Holdings is a party or by which any of its property or assets are bound or affected, except for such defaults, terminations, amendments, acceleration or cancellation rights or violations that would not, individually or in the aggregate, materially impair FREIF’s or Triangle Holding’s ability to perform its obligations under each Transaction Document to which it is a party or consummate the transactions contemplated thereby; (iii) result in a violation of any Law, statute, rule, regulation, Order, judgment, injunction, decree or other restriction of any Governmental Authority to which FREIF or Triangle Holdings is subject (including federal and state securities Laws and regulations) or by which any of its property or assets are bound or affected; or (iv) result in the creation or imposition of any Lien, charge or encumbrance upon any property or assets of FREIF or of Triangle Holdings, except for Permitted Liens.

(b)                                 No declaration, filing or registration with, or notice to, or authorization, consent, Order, license, qualification, permit, exemption or approval of, any Governmental Authority is necessary for the consummation by FREIF or of Triangle Holdings of the Transactions to which it is party, other than such declarations, filings, registrations, notices, authorizations, consents, Orders, licenses, qualifications, permits, exemptions or approvals obtained or made prior to the date hereof.

5.4                               Accredited Investor.  Each of Triangle Holdings and FREIF is an informed and sophisticated investor experienced in financial and business matters and the evaluation and investment in businesses such as the Caliber Entities.  Each of Triangle Holdings and FREIF is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. FREIF is acquiring Class A Units pursuant to this Agreement for investment and not with a view toward or for sale in connection with any distribution thereof or with a present intention of distributing or selling such Class A Units or Class A Trigger Units. Each of Triangle Holdings and FREIF agrees that its Class A Units, Class A Trigger Units and LLC Units, as applicable, may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of (a) except in accordance with the requirements of the Partnership Agreement, in the case of the Class A Units and the Class A Trigger Units, (b) except in accordance with the requirements of the GP LLC Agreement, in the case of the LLC Units, or (c) without registration under the Securities Act, except pursuant to an exemption from such registration requirements available under the Securities Act.  Each of Triangle Holdings and FREIF has undertaken such investigation as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement.  The foregoing shall in no way limit or affect any of the representations or warranties in Article IV or any covenant or agreement in this Agreement, or any Liability of FREIF or of Triangle Holdings for any breach thereof.

5.5                               Brokers’ Fee.  No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker, finder or similar fee or other commission from FREIF or any of its Affiliates, or Triangle Holdings or any of its Affiliates, that will be payable by any of the Caliber Entities, FREIF or Triangle Holdings, in connection with this Agreement or the transactions contemplated hereby.

5.6                               Conveyed Assets.  Triangle USA has conveyed to Caliber Sub all of the Conveyed Assets (as defined in the Services Agreement) and Triangle Holdings has performed, and has caused each of its Affiliates to perform, all other obligations required of it under Section 2.1 of the Services Agreement.

ARTICLE VI.
COVENANTS OF THE PARTIES

6.1                               Expenses.  Except as otherwise provided in this Agreement, all costs and expenses (including legal, accounting, financial advisory and consulting fees and expenses) incurred by Triangle Holdings and its Affiliates in connection with the negotiation and consummation of the transactions contemplated by this Agreement shall be paid by Triangle Holdings, and all costs and expenses (including legal, accounting, financial advisory and consulting fees and expenses) incurred by FREIF and its Affiliates in connection with the negotiation and consummation of the transactions contemplated by this Agreement shall be paid by FREIF; provided, however, that if any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

6.2                               Further Assurances; Cooperation.  On and after the Closing Date, without consideration, the Parties shall, on request, cooperate with one another by promptly furnishing any additional information, executing and delivering any additional documents and instruments and doing any and all such other things as may be reasonably requested by the Parties or their counsel to consummate or otherwise implement the Transactions.

ARTICLE VII.
INDEMNIFICATION

7.1                               [Reserved].

7.2                               Indemnification by FREIF.  Subject to the terms of this Article VII, from and after the Closing, FREIF shall indemnify and hold harmless Triangle Holdings and its Affiliates and the respective officers, directors, employees, partners, members, equity holders, and agents and investment advisors of the foregoing (collectively, the “Triangle Indemnitees”) and the Caliber Entities and their Affiliates and the respective officers, directors, employees, partners, members, equity holders, and agents and investment advisors of the foregoing (collectively, the “Caliber Indemnitees”), to the fullest extent permitted by Law, from and against any losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees and expenses), interest, penalties, Taxes, judgments and settlements (collectively, “Losses”)  incurred, arising out of or relating to:

(a)                                 the failure of any of the representations or warranties of FREIF contained in this Agreement to be true and correct as of the date of this Agreement; and

(b)                                 any breach of any of the covenants of FREIF in this Agreement.

7.3                               Indemnification by Triangle Holdings.  Subject to the terms of this Article VII, from and after the Closing, Triangle Holdings shall indemnify and hold harmless FREIF and its Affiliates and the respective officers, directors, employees, partners, members, equity holders, and agents and investment advisors of the foregoing (collectively, the “FREIF Indemnitees”) and the Caliber Indemnitees, to the fullest extent permitted by Law, from and against any Losses incurred, arising out of or relating to:

(a)                                 the failure of any of the representations or warranties of Triangle Holdings contained in this Agreement to be true and correct as of the date of this Agreement; and

(b)                                 any breach of any of the covenants of Triangle Holdings in this Agreement.

7.4                               Limitations and Other Indemnity Claim Matters.  Notwithstanding anything to the contrary in this Article VII or elsewhere in this Agreement, the following terms shall apply to any claim following Closing arising out of Section 7.2 or 7.3:

(a)                                 Caps.

(i)                                     Except with respect to a claim for Fraud, FREIF’s aggregate liability under Section 7.2(a) shall not exceed $10,000,000;

(ii)                                  Except with respect to a claim for Fraud, Triangle Holding’s aggregate liability under Section 7.3(a) shall not exceed $10,000,000;

(b)                                 Survival; Claims Period.  The representations and warranties of the Parties under this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect indefinitely.  The covenants or agreements of the Parties contained in this Agreement shall survive until fully discharged or, if not capable of being discharged, until fully cured.

(c)                                  Calculation of Losses.  In calculating amounts payable to a Caliber Indemnitee, a Triangle Indemnitee or a FREIF Indemnitee (in either case, an “Indemnitee”), the amount of any indemnified Losses shall be computed net of (i) prior actual recoveries by the Indemnitee under any insurance policy with respect to such Losses and (ii) any prior actual recovery by the Indemnitee from any Person (including an Indemnifying Party hereunder) with respect to such Losses.

(d)                                 Waiver of Certain Damages.  Notwithstanding any other provision of this Agreement, in no event shall any Party be liable for punitive, special, incidental, indirect, lost profits, diminution in value, consequential damages of any kind or nature, regardless of the form of action through which such damages are sought, except for any such damages recovered by any third party against an Indemnitee in respect of which such Indemnitee would otherwise be entitled to indemnification pursuant to the terms hereof.

(e)                                  No Duplication.  In no event shall any Party or Indemnitee be entitled to recover any Losses under one Section or provision of this Agreement to the extent such Party or Indemnitee has already recovered the full amount of such Losses pursuant to another Section or provision of this Agreement.

(f)                                   Sole and Exclusive Remedy.  Except for a claim of Fraud or a knowing and intentional breach of any covenant or agreement contained in this Agreement, the remedies provided in Section 6.2 and this Article VII shall be the sole and exclusive legal remedies of the Parties, from and after the Closing, with respect to this Agreement.

7.5                               Indemnification Procedures.

(a)                                 Each Indemnitee agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article VII, such Indemnitee will assert its claim for indemnification under this Article VII (each, a “Claim”) by providing a written notice (a “Claim Notice”) to the indemnifying party (“Indemnifying Party”) allegedly required to provide indemnification protection under this Article VII specifying, in reasonable detail, the nature and basis for such Claim (e.g., the underlying representation, warranty or covenant alleged to have been breached).  Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a Claim Notice will not relieve the Indemnifying Party from liability hereunder with respect to such Claim except to the extent the Indemnifying Party is prejudiced by such failure or delay.

(b)                                 In the event of the assertion of any third party Claim for which, by the terms hereof, an Indemnifying Party is obligated to indemnify an Indemnitee and in respect of which the Indemnifying Party has agreed in writing to indemnify the Indemnitee for all of such Indemnitee’s Losses (subject to any applicable limitations in Section 7.4), the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee.  If the Indemnifying Party elects to assume the defense of any such third party Claim, it shall within thirty (30) days notify the Indemnitee in writing of its intent to do so.  Subject to Section 7.5(c), the Indemnifying Party will have the right to settle or compromise or take any corrective or remedial action with respect to any such Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party.  The Indemnitee will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Claim, unless separate representation of the Indemnitee by counsel is reasonably necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party.  If the Indemnifying Party assumes the defense of any such third-party Claim but fails to diligently prosecute such Claim, or if the Indemnifying Party does not assume the defense of any such Claim, the Indemnitee may assume control of such defense and in the event the Claim is determined to be a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VII, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including fees and expenses of counsel).

(c)                                  Notwithstanding anything to the contrary in this Agreement, without the Indemnitee’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, the Indemnifying Party will not be permitted to enter into any settlement or compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that (i) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a binding, irrevocable, written release of the Indemnitee from all Liability, (ii) provides for any admission of Liability on the part of the Indemnitee, (iii) requires an admission of guilt or wrongdoing on the part of the Indemnitee, (iv) imposes any continuing obligation on or requires any payment from the Indemnitee or (v) binds the Caliber Entities or any of their respective subsidiaries or any Indemnitee with respect to a Tax after the Closing.

(d)                                 Notwithstanding anything to the contrary in this Agreement, without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, an Indemnitee will not be permitted to enter into any settlement or compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, including in cases where the Indemnittee has assumed control of the defense.

7.6                               No Reliance.

(a)                                 EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR IN ANY CERTIFICATE OR SIMILAR INSTRUMENT DELIVERED IN CONNECTION HEREWITH OR THEREWITH, NONE OF TRIANGLE HOLDINGS, THE CALIBER ENTITIES, FREIF OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH PARTIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTIES OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY SUCH PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY).  EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, EACH PARTY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES).

(b)                                 No Party hereto nor any Affiliate of a Party hereto shall assert or threaten, and each Party hereto hereby waives, and shall cause such Affiliates to waive, any claim or other method of recovery, in contract, in tort or under applicable Law, against any Person that is not a Party hereto (or a successor to a Party hereto) relating to this Agreement.  Without limiting the foregoing, and notwithstanding any other provision of this Agreement to the contrary, this Agreement may be enforced only against the named parties hereto.  All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as parties hereto; and no past, present or future Affiliate of any party hereto, or any director, manager, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of any such party or Affiliate (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any Liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

ARTICLE VIII.
CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

8.1                               Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process.  EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT LOCATED IN WILMINGTON, DELAWARE OR THE DELAWARE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS.  EACH PARTY (a) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (b) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (c) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS.  EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS.  A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS.  IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

8.2                               Waiver of Jury Trial.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION

BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED.  EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

ARTICLE IX.
MISCELLANEOUS PROVISIONS

9.1                               Amendment and Modification.  This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto.

9.2                               Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission or mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

If to Triangle Holdings to:

Triangle Caliber Holdings, LLC

1200 17th Street, Suite 2600

Denver, CO 80202

Attention:  Chief Executive Officer

Fax:  (303) 260-5080

With a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500

Houston, TX 77002
Attention:  W. Creighton Smith

If to FREIF to:

FREIF Caliber Holdings LLC

c/o First Reserve Corporation

One Lafayette Place

Greenwich, CT 06830

Attention: General Counsel

Fax: (203) 661-6729

With a copy (which shall not constitute notice) to:

Andrews Kurth LLP
1350 I Street NW

Suite 1100

Washington, DC 20005
Attention:  William J. Cooper

If to any of the Caliber Entities to:

Caliber Midstream GP LLC

c/o Triangle Caliber Holdings, LLC

1200 17th Street, Suite 2600

Denver, CO 80202

Attention: President

Fax:  (303) 260-5080

With a copy to (which shall not constitute notice):

FREIF, at the addresses set forth in this Section 9.3.

9.4                               Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  The Caliber Entities may not assign this Agreement or any rights or obligations hereunder without the prior written consent of FREIF and of Triangle Holdings.  FREIF and Triangle Holdings may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each other (other than an assignment to an Affiliate; provided that no such assignment shall relieve the assigning Party of its obligations hereunder).

9.5                               Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to principles of conflicts of laws.

9.6                               Facsimiles; Electronic Transmission, Counterparts.  This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.  This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

9.7                               Entire Agreement.  This Agreement, together with the Original Contribution Agreement and the Transaction Documents, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof and the matters addressed or governed hereby or in the Original Contribution Agreement and the Transaction Documents, whether oral or written.  Without limiting the foregoing, each of the Parties acknowledges and agrees that (i) this Agreement is being executed and delivered in connection with each of the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) the performance of this Agreement and the other Transaction Documents and expected benefits herefrom and therefrom are a material inducement to the willingness of the Parties to enter into and perform this Agreement and the other Transaction Documents and the transactions described herein and therein, (iii) the Parties would not have been willing to enter into this Agreement in the absence of the entrance into, performance of, and the economic interdependence of, the other Transaction Documents, (iv) the execution and delivery of this Agreement and the other Transaction Documents and the rights and obligations of the parties hereto and thereto are interrelated and part of an integrated transaction being effected pursuant to the terms of this Agreement and the other Transaction Documents, (v) the transactions contemplated by this Agreement and the other Transaction Documents are necessary elements of the same and integrated transaction, (vi) the transactions contemplated by this Agreement and the other Transaction Documents are economically interdependent and (vii) such Party will cause any of its successors or permitted assigns to expressly acknowledge and agree to this Section 9.7.

9.8                               Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.9                               Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and assigns.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates, except for the Indemnitees.  No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party hereto.

9.10                        Confidentiality.  The Parties agree that the Transaction Documents, their negotiations in connection therewith and all information obtained by or provided to any of them in connection with the matters contemplated herein will be maintained as confidential, except as provided in any Transaction Document or as may be required by Laws.

9.11                        Time of Essence.  Time is of the essence in this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

TRIANGLE CALIBER HOLDINGS, LLC

By:	/s/ Jonathan Samuels
Name:	Jonathan Samuels
Title:	President

CALIBER MIDSTREAM GP LLC

By:	/s/ Jonathan Samuels
Name:	Jonathan Samuels
Title:	President

CALIBER MIDSTREAM PARTNERS, L.P.

By:	Caliber Midstream GP LLC, its general partner

By:	/s/ Jonathan Samuels
Name:	Jonathan Samuels
Title:	President

FREIF CALIBER HOLDINGS LLC

By:	/s/ Mark Florian
Name:	Mark Florian
Title:	Authorized Officer

Signature Page to

Contribution Agreement

EXHIBIT A

DEFINITIONS; INTERPRETATION

1.1          Definitions.  As used in this Agreement, the following terms have the meanings specified or referred to in this Exhibit A:

“Additional FREIF Commitment Amount” is defined in the recitals.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” is defined in the preamble to this Agreement.

“Amended and Restated Midstream Services Agreement” is defined in Section 3.2(c).

“Amended and Restated Midstream Services Agreement (Crude Oil)” is defined in Section 3.2(d).

“Board of Directors” means the board of directors of the General Partner.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Denver, Colorado or New York, New York are authorized or required by Law to be closed.

“Caliber Entities” is defined in the recitals.

“Caliber GP” is defined in the preamble.

“Caliber Indemnitees” is defined in Section 7.2.

“Caliber Midstream” is defined in the recitals.

“Caliber Partners” is defined in the preamble.

“Caliber Measurement” is defined in the recitals.

“Caliber Sub” is defined in the recitals.

“Charter Documents” means, with respect to any Person, the certificate of incorporation or formation, articles of incorporation or association and the by-laws, limited liability company agreement or limited partnership agreement or other agreement or agreements that establish the legal personality of such Person, in each case as amended to date.

“Claim” is defined in Section 7.5(a).

“Claim Notice” is defined in Section 7.5(a).

“Class A Unit” is defined in the Partnership Agreement.

“Class A Trigger Unit” is defined in the Partnership Agreement.

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Contract” shall mean any agreement, lease, license, note, evidence of Indebtedness, mortgage, security agreement, understanding, instrument or other binding arrangement evidenced by a written document.

“Conveyed Assets” means the assets set forth on Exhibit B hereto and conveyed by Caliber Midstream to Caliber Sub on the Initial Closing Date.

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Equity Interests” means any (i) corporate stock, shares, partnership interests, limited liability company interests, membership interests or other equity interests or units (whether general or limited), (ii) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, or the right to vote on or direct the management or affairs of the issuing entity, or (iii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, exercisable or exchangeable for, or convertible into, or entitling any Person to purchase or otherwise acquire, any of the foregoing.

“Fraud” means common law fraud or a knowing and intentional misrepresentation or omission of a material fact.

“FREIF” is defined in the preamble.

“FREIF 2013 Warrant Agreement” is defined in Section 3.3(c).

“FREIF Commitment Amount” is defined in the recitals.

“FREIF Indemnitees” is defined in Section 7.3.

“GAAP” means U.S. generally accepted accounting principles.

“Gathering Services Agreement” is defined in Section 3.2(e).

“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“GP LLC Agreement” is defined in Section 3.2(b).

“Indebtedness” means, with respect to any specified Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for a deferred purchase price (other than trade payables incurred in the ordinary course of such Person’s business, consistent with past practice), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person under capital leases, (e) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, whether or not drawn, (f) all obligations of such Person created or arising under any conditional sale or title retention agreement, (g) the liquidation value or redemption price, as the case may be, of all preferred or redeemable stock of such Person, (h) all net obligations of such Person payable under any rate, currency, commodity or other swap, option or derivative agreement, (i) all obligations secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (other than Permitted Liens) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) all obligations of others guaranteed by such Person.

“Indemnifying Party” is defined in Section 7.5(a).

“Indemnitees” is defined in Section 7.4(c).

“Initial Closing” means the closing of the transactions under the Original Contribution Agreement on the Initial Closing Date.

“Initial Closing Date” means October 1, 2012.

“Laws” means all laws, common laws, Orders, statutes, codes, regulations, ordinances, rules, policies or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Liability” means, collectively, any Indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, due or to become due, accrued or unaccrued, or absolute, contingent or otherwise.

“Lien” means any claim, lien, pledge, restriction, option, charge, right of first refusal, preemptive right, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, encumbrance or other right of third parties, whether voluntarily incurred by a Party or arising by operation of Law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

“LLC Unit” shall mean a “Unit,” as defined in the GP LLC Agreement.

“Losses” is defined in Section 7.2.

“Orders” means any judgments, orders, writs, injunctions, decisions, rulings, decrees or awards of any Governmental Authority.

“Organizational Interests” is defined in the recitals.

“Organizational Limited Partners” is defined in the preamble of this Agreement.

“Original Contribution Agreement” is defined in the recitals.

“Partnership Agreement” is defined in Section 3.2(a).

“Party” and “Parties” are defined in the preamble of this Agreement.

“Permitted Liens” means (i) statutory liens for current Taxes applicable to the assets of the Caliber Entities that are not yet due and payable or assessments not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business of the Caliber Entities relating to obligations as to which there is no default on the part of the Caliber Entities or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (iv) Liens affecting the use of real property that were not incurred in connection with Indebtedness and that do not individually or in the aggregate materially adversely affect the value of said properties or materially impair their use in the ordinary course; (v) Liens on pipelines or pipeline facilities that arise by operation of law; and (vi) any Liens that (A) do not secure Indebtedness within the meaning of clauses (a), (c), (d), (e), (g), (h) or (i) of the definition thereof and (B) together with all other Liens, do not materially detract from the value of the Caliber Entities or materially interfere with the use of the Conveyed Assets or the Proposed Business.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, limited partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Pre-Closing Cash Contribution Amount” means $571,453.02, consisting of the aggregate amount of cash and capital expenditures contributed by Triangle Petroleum or any of its Affiliates to Caliber Midstream, or paid by Triangle Petroleum or any of its Affiliates on behalf of Caliber Midstream, as of the Initial Closing Date.

“Proposed Business” means the design and construction of crude oil and natural gas gathering, fresh water delivery and salt water disposal pipelines, a natural gas processing facility and related assets in McKenzie County, North Dakota and the ownership and operation of the business to be conducted in the ordinary course using such assets.

“Remaining Triangle Holdings Commitment Amount” is defined in the recitals.

“Revenue Commitment Agreement” is defined in Section 3.2(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Management” means the CEO, COO and CFO of Caliber GP.

“Services Agreement” means that certain Services Agreement dated as of the Initial Closing Date by and among Triangle Petroleum, Caliber GP and Caliber Partners.

“Tax” means (i) any tax, charge, fee, levy, penalty or other assessment imposed by any Taxing Authority, including any excise, property, abandoned or unclaimed property, income, sales, transfer, margin, franchise, payroll, withholding, gross receipts, social security or other tax, including any interest, penalties or additions attributable thereto and (ii) any liability for amounts described under clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign Law), as a result of transferee or successor liability, by Contract, by Law or otherwise.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes or administers such Tax, and the agency (if any) charged with the collection or administration of such Tax for such entity or subdivision.

“Transaction Documents” is defined in Section 3.5.

“Transactions” is defined in Section 3.5.

“Triangle Holdings” is defined in the preamble.

“Triangle Holdings 2012 Warrant Agreement” means that certain Warrant Agreement, dated the Initial Closing Date, by and between the Partnership and Triangle Holdings.

“Triangle Holdings 2013 Warrant Agreement” is defined in Section 3.2(g).

“Triangle Indemnitees” is defined in Section 7.2.

“Triangle Petroleum” is defined in the recitals.

1.2          Interpretations.  Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(1)           no consideration may be given to the captions of the articles, sections or subsections, or to the Table of Contents, all of which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(2)           no consideration may be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(3)           examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(4)           the word “includes” and its derivatives means “includes, but is not limited to,” and corresponding derivative expressions;

(5)           a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(6)           the meanings of the defined terms are applicable to both the singular and plural forms thereof and correlative forms of defined terms shall have corresponding meanings;

(7)           all references to prices, values or monetary amounts refer to United States dollars;

(8)           all references to articles, sections, subsections, paragraphs, clauses, exhibits or schedules refer to articles, sections, subsections, paragraphs and clauses of this Agreement, and to exhibits or schedules attached to this Agreement, unless expressly provided otherwise;

(9)           each exhibit to this Agreement is a part of this Agreement and references to the term “Agreement” are deemed to include each such exhibit to this Agreement except to the extent that the context indicates otherwise, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, the provisions of the main body of this Agreement will prevail;

(10)         the words “this Agreement,” “herein,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular article, section, subsection or other subdivision, unless expressly so limited;

(11)         the word “or” is disjunctive but not necessarily exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(12)         all references to agreements or Laws are deemed to refer to such agreements or Laws as amended or as in effect at the applicable time; and

(13)         all references to a Person include such Person’s successors and permitted assigns.